Pipeline Data Inc. Announces Exclusive Contract with St. Lawrence County, NY to Accept Credit Card Payments May 04, 2004 10:26:00 AM ET

Pipeline Data Inc.PPDA ("Pipeline") announced today that its subsidiary Northern Merchant Services, Inc. "NMSI" has entered into a three year exclusive merchant services agreement with St. Lawrence County, New York. For the first time, citizens of St. Lawrence County will soon be able to pay real estate taxes, motor vehicle charges and other county fees with their Visa, American Express, MasterCard and Discover credit cards. The County will implement credit card acceptance in three phases: phase one will be delinquent property taxes and community health services, phase two will add current property tax payments, and phase three will incorporate the Department of Motor Vehicles and county clerk services. Under the terms of the agreement, NMSI will receive a portion of the revenue from all credit card transactions.

The card acceptance program will take advantage of Pipeline's previously developed software technology which processes payments and simultaneously updates the municipality's accounting system to reflect the transactions. Pipeline's Chief Technology Officer, Tony Reynolds, stated "Pipeline's existing software is scalable and allows for seamless integration with the majority of municipal accounting systems." Kevin Weller, President of NMSI, added "Municipal payment processing was developed to offer consumers an alternative payment method for government taxes, services and fees. We are excited to bring to market a service which offers benefits to the taxpayer, the County and NMSI. The company looks forward to partnering with St. Lawrence County, as well as other towns and municipalities, for the payment of government obligations."

The government payment sector is an emerging and growing market. The IRS reported that as of April 2, 2004, card-based payments of federal income taxes were up 177% from the same period the previous year.

About Pipeline Data, Inc.:

Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment solutions, e-commerce solutions and retail merchant payment solutions. Pipeline Data currently serves over 7000 merchant customers.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein. Contact
Information: Pipeline Data Inc. Lane Gordon, 800-932-5708 x228 Lane.Gordon@pipelinedata.com www.pipelinedata.com